Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to the Employment Agreement dated as of April 23, 2005, by and between Pradman P. Kaul, an individual resident of the State of Maryland (“Executive”), and Hughes Communications, Inc., a Delaware corporation (as successor by assumption from Hughes Network Systems, LLC, the “Company”) (as amended from time to time, the “Agreement”), is entered into by the Parties effective April 1, 2016 (the “Effective Date”). Capitalized terms used but not defined shall have the meanings given them in the Agreement. The Company and Executive are referred to as the “Parties” and each as a “Party.”

WHEREAS, the Parties entered into the Agreement setting forth the terms and conditions of Executive’s employment relationship with the Company, and the Company is a subsidiary of EchoStar Corporation, a Nevada corporation (“EchoStar”);

WHEREAS, in connection with the execution and delivery of this Amendment, effective as of the Effective Date the Executive and EchoStar have entered into certain stock option agreements (the “Incentive Agreements”) pursuant to the Amended and Restated EchoStar Corporation 2008 Stock Incentive Plan (as amended from time to time, the “Plan”);

WHEREAS, as a material inducement to Executive’s and EchoStar’s respective agreements to enter into the Incentive Agreements, the Parties desire and agree to amend the Agreement as provided in this Amendment to set forth the terms and conditions of the continued employment relationship of the Executive with the Company;

NOW, THEREFORE, in consideration of the foregoing and of the premises and mutual covenants contained herein (including, without limitation, the Incentive Agreements) and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each Party hereto, the Parties hereby agree as of the Effective Date as follows:

1.	Amendments.

a.	The following new language is hereby added at the end of Section 4.4(a):
“Notwithstanding the foregoing or any other provision of this Agreement or any other agreement between Executive and the Company or any of its Affiliates, if Executive’s employment with the Company is terminated by the Company without Cause at any time during the date ranges set forth in the table below, then the amounts otherwise payable to Executive pursuant to clauses (ii), (iv) and (vi) of this Section 4.4(a) in connection with any such termination shall be equal to the applicable corresponding percentage of such amounts as set forth in the following table:

Date of Termination of Executive’s Employment	Applicable Percentage
On or after April 1, 2016 and before April 1, 2017	100%
On or after April 1, 2017 and before April 1, 2018	80%
On or after April 1, 2018 and before April 1, 2019	60%
On or after April 1, 2019 and before April 1, 2020	40%
On or after April 1, 2020 and before April 1, 2021	20%
On or after April 1, 2021	0%”

a.
The last sentence of Section 4.5(a) is hereby amended in its entirety to read as follows: “In the event that the Executive terminates his employment with the Company for Good Reason, the Executive shall be entitled to the same payments and benefits that he would have been entitled to receive under Section 4.4(a) if his employment had been terminated by the Company without Cause as limited by the applicable percentages set forth in Section 4.4(a) based on the date of termination.”

b.	Section 6 is amended in its entirety to read as follows:

“6.    NOTICES. Any notice or communication given by any Party hereto to any other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, or by facsimile, to the following addresses:

if to the Company:

Hughes Communications, Inc.
c/o EchoStar Corporation
11717 Exploration Lane
Germantown, MD 20876
Attention: General Counsel

if to the Executive:

The most recent address on file for the Executive at the Company.

Any notice shall be deemed given when actually delivered to such Party at the designated address, or five days after such notice has been mailed or sent by overnight courier, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.”

2.	Termination. Notwithstanding any other provision of the Agreement, the Parties agree and acknowledge that:

(i)	the Agreement shall terminate on April 1, 2021 (“Expiration Date”);

(ii)
as of and after the Expiration Date if the Executive remains employed by the Company or any of its affiliates he shall be an at-will employee and either Executive or the Company will be entitled to terminate their employment relationship at any time for any reason with or without cause or notice; and

(iii)
any provision of the Agreement which by its terms or otherwise logically would be expected to survive termination of the Agreement or Executive’s employment shall survive for the time set forth in the Agreement or a reasonable time period under the circumstances, whether or not specifically provided in the Agreement.

3.
Release. The Executive hereby releases, and covenants not to bring any suit or claim against the Company or any of its affiliates for claims or damages arising out of, or relating to, the Agreement as of or prior to the date hereof.

4.	Representations and Warranties. Each Party to this Agreement represents and warrants to the other that it has the power and authority to enter into this Agreement.

5.
Confidentiality. Executive agrees to treat with confidentiality the existence, terms and conditions of this Amendment, and agrees that failure to do so may result in immediate termination of the Agreement, the Incentive Agreements and/or any other agreement governing any stock option or other equity or equity-based award from EchoStar or any of its affiliates to the Executive under the Plan or otherwise.

6.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state.

7.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

8.	Ratification. Except as expressly modified by this Amendment, all other terms and provisions of the Agreement shall remain in full force and effect and are hereby ratified in all respects.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed, as of the date first written above.

COMPANY:

HUGHES COMMUNICATIONS, INC.,
a Delaware corporation

By: /s/ Michael T. Dugan
Name: Michael T. Dugan
Title: Director

EXECUTIVE:

/s/ Pradman P. Kaul
Pradman P. Kaul